Exhibit 1

Rio de Janeiro, January 7, 2015.

BM&FBOVESPA S.A. – Securities, Commodities and Futures Exchange

Corporate Oversight Superintendence

c.c.:	Brazilian Securities and Exchange Commission
Mr. Fernando Soares Vieira – Corporate Relations Superintendence
Mr. Waldir de Jesus Nobre – Market and Intermediaries Relations Superintendence

Ref.: Official Letter 11/2015-SAE

Dear Sirs,

Oi S.A. (hereinafter “Oi” or the “Company”) hereby presents the following clarifications in response to the Official Letter 11/2015-SAE of the BM&FBOVESPA S.A. – Securities, Commodities and Futures Exchange (“BM&FBOVESPA”), transcribed below (the “Official Letter”), regarding the recent fluctuations in value, amount, and volume traded of the Company’s shares during the timeframe specified in the Official Letter.

“In light of the recent fluctuations relating to the value, amount, and volume traded of the Company’s shares, according to the information below, we ask the Company to submit by January 7, 2015, any information known to the Company that can explain the above.

Common Shares
Price (R$ per share)
Date	Open	Low	High	Average	Close	Fluctuation in %	Number of transactions	Quantity	Volume
12/22/2014	10.88	10.30	10.95	10.52	10.40	-9.57	1,016	351,900	3,702,341.00
12/23/2014	10.30	10.10	10.49	10.31	10.38	0.78	1,124	274,500	2,831,165.00
12/26/2014	10.33	9.40	10.33	9.73	9.55	-8.00	594	217,000	2,110,490.00
12/29/2014	9.58	8.96	9.62	9.24	9.25	-3.24	820	256,700	2,371,600.00
12/30/2014	9.21	9.15	9.49	9.24	9.15	-1.08	756	299,500	2,768,229.00
01/02/2015	9.40	8.96	9.45	9.11	9.05	-1.09	691	323,800	2,949,488.00
01/05/2015	9.12	8.40	9.12	8.72	8.40	-7.89	2,283	616,300	5,376,687.00
01/06/2015*	8.36	6.99	8.50	7.47	7.10	-15.47	2,863	1,014,000	7,570,156.00

*	As at 5:16pm.

Preferred Shares
Price (R$ per share)
Data	Open	Low	High	Average	Close	Fluctuation in %	Number of Transactions	Quantity	Volume
12/22/2014	9.83	9.48	9.85	9.67	9.59	-4,10	3,749	2,093,800	20,248,409.00
12/23/2014	9.56	9.35	9.70	9.49	9.48	-0.21	3,468	1,304,400	12,379,875.00
12/26/2014	9.41	8.64	9.49	9.00	8.81	-7.17	5,878	1,880,000	16,920,490.00
12/29/2014	8.80	8.28	8.90	8.55	8.68	-1.36	4,480	2,438,200	20,852,667.00
12/30/2014	8.72	8.53	8.95	8.69	8.61	-0.81	2,842	1,239,000	10,762,366.00
01/02/2015	8.85	8.32	8.85	8.47	8.47	-1.63	4,322	1,630,000	13,810,523.00
01/05/2015	8.38	7.78	8.42	8.07	7.80	-7.47	7,276	2,359,800	19,032,479.00
01/06/2015*	7.83	6.46	7.96	7.12	6.55	-16.66	13,971	5,130,600	36,513,251.00

*	As at 5:16pm.

To assist the market in understanding this filing, the response shall include the above content transcribed before this company’s response.

We inform you that this request is within the framework of the Cooperation Agreement signed by the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM) and the BM&FBOVESPA on December 31, 2011, and that non-compliance may result in a punitive fine imposed by the Corporate Relations Superintendence of the CVM, subject to the terms of CVM Instruction No. 452/07.”

In response to the Official Letter, the Company states that it is unaware of any material act or fact that can explain the fluctuations in question.

The Company also discloses that it has taken notice of the recent developments reported in the Portuguese press on January 6, 2015, regarding a notice disclosed by Portugal’s

Prosecutor General about searches of the offices of Portugal Telecom, SGPS, S.A. (“PT SGPS”). These actions are reported to be part of an investigation conducted by the Portuguese Central Department of Criminal Investigations and Actions (“DCIAP”). The Company does not have any knowledge of any statements made by PT SGPS relating to these developments until this moment.

Oi reaffirms its commitment to keep its shareholders and the market informed of any material events related to its business.

Respecting our obligations in relation to this Official Letter, we remain at your disposal for any further clarifications as they become necessary.

Sincerely,

Bayard De Paoli Gontijo

Chief Executive Office, Chief Financial Officer and Investor Relations Officer.

Oi S.A.